UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2015 (December 9, 2015)

VENOCO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33152	77-0323555
(State or other jurisdiction of	(Commission file number)	(I.R.S. Employer Identification Number)
incorporation or organization)

370 17th Street, Suite 3900 Denver, Colorado	80202-1370
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 626-8300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On December 9, 2015, the board of directors of Venoco, Inc. (the “Company”) appointed Joseph A. Bondi to the Company’s board.  Mr. Bondi, 72, retired from Alvarez & Marsal (“A&M”) in 2013, having initially joined that firm in 1988.  For more than five years prior to his retirement from A&M, Mr. Bondi was a Managing Director in its North American Commercial Restructuring Group.  At A&M, he served as a senior executive or advisor to underperforming companies, including developing and executing strategies to maximize value and leading turnarounds, financial reorganizations and asset sales.  In the course of his work with A&M, Mr. Bondi served as Chief Executive Officer and a director of National Energy and Gas Transmission, Inc. and as President of Philadelphia Newspapers, LLC.  Mr. Bondi has been a director of Merrill Corporation since 2014 and of Optim Energy LLC from March 2014 to October 2015.  Merrill is a technology based service provider in the information management business and Optim Energy owned and operated power plants in Texas.  Mr. Bondi received his B.A. in Economics from Cornell University and his J.D. from Harvard Law School.

It is expected that Mr. Bondi will serve on the audit and compensation committees of the board of directors. He will receive an annual retainer of $74,000 for his board and committee service, and will be entitled to certain per meeting fees.  He may also be entitled to certain committee chair retainers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 11, 2015

VENOCO, INC.

	By:	/s/ Mark A. DePuy
	Name:	Mark A. DePuy
	Title:	Chief Executive Officer